                                                         Exhibit 10.6

                     	BUSINESS COMBINATION AGREEMENT


BUSINESS COMBINATION AGREEMENT (the "Agreement") dated as of October 9, 1998, by and among (i) Kohlberg & Company, L.L.C., a Delaware limited liability company ("Kohlberg"), (ii) Camber Companies, LLC, a Delaware limited liability company (the "Purchaser"), (iii) Monsanto Company, a Delaware corporation ("Monsanto"), (iv) Seal Holdings Corporation, a Delaware corporation ("Seal"), and (v) Primary Care Medical Centers of America, Inc., a Delaware corporation and a wholly-owned subsidiary of Seal ("PCMC" and, together with Monsanto, the "Sellers").

The parties desire (i) to combine their respective physician practice management businesses (the "Business") through the transfer by the Sellers to the Purchaser of certain of their respective assets used in the Business, and the assumption by the Purchaser of certain associated liabilities, in exchange for the issuance by the Purchaser to Sellers of units of limited liability company interest in the Purchaser, and (ii) to provide for the funding of the combined Business by Kohlberg, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, the parties agree as follows:


                               	Article I

                             	Defined Terms


Section 1.1	Definitions.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

"Acquisition Letters of Intent" mean the letters of intent and other agreements with respect to proposed transactions with physician practice groups and other similar organizations included in the PCMC Transferred Assets.

"Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person and, in the case of an individual, includes members of such individual's immediate family. For purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.


"Agreement" means this Agreement and includes all of the schedules and exhibits annexed hereto.

"Business" has the meaning set forth in the introduction to this Agreement.

"Class A Units" means Class A units of limited liability company interest in the Purchaser with the rights and obligations set forth in the Operating Agreement.

"Class B Units" means Class B units of limited liability company interest in the Purchaser with the rights and obligations set forth in the Operating Agreement.

"Closing" means the closing of the purchase and sale of the Transferred Assets contemplated by this Agreement.

"Closing Date" has the meaning set forth in Section 3.1 of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended.

"Competing Transaction" means any business combination or recapitalization involving an acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, the Business or any other similar transaction with respect to the Business involving any person or entity other than Purchaser or its Affiliates.

"Contract" means any contract, lease, license, purchase order, sales order or other agreement or binding commitment, whether or not in written form.

"Encumbrances" means all liens, charges, security interests and similar rights of third parties with respect to property.

"Funding Agreement" means the funding commitment of Kohlberg dated the date hereof and attached hereto as Exhibit A.

"Indemnified Party" means a party entitled to indemnification pursuant to
Article IX hereof.

"Indemnifying Party" means a party liable for indemnification pursuant to
Article IX hereof.

"Knowledge" means, in the case of PCMC or the Purchaser, the actual knowledge of any executive officer of such party, and, in the case of Monsanto, the actual knowledge of Jan S. Wolpert or Bruce Campbell, M.D.

"Latest Balance Sheet" means the unaudited balance sheet of PCMC as of September 30, 1998 attached hereto as Exhibit B.

"Losses" means any and all out-of-pocket damages, costs, liabilities, losses (including consequential losses that are directly caused by the event or circumstance in question such as lost profits but excluding indirect consequential losses such as injury to reputation or lost opportunity), judgments, penalties, fines, expenses or other costs, including reasonable attorney's fees, incurred by an Indemnified Party.

"Material Adverse Effect" means a material adverse effect on either (i) the assets, operations or financial condition of the Business, or (ii) either Seller's ability to consummate the transactions contemplated hereby.

"Monsanto Transferred Assets" means all assets, properties and rights of Monsanto primarily used in or forming a part of the Business, including without limitation (i) all intellectual property (including business plans and know-how) relating to the Business and all goodwill associated therewith of Dr. Bruce Campbell and such other employees of Monsanto's physician practice management business who are hired by the Purchaser, and all such intellectual property associated with the initiatives of Dr. Campbell and such hired employees, but excluding any trademarks or applications or registrations thereof, (ii) the Contracts listed on Schedule 2.3(a), and
(iii)the opportunity to employ Dr. Bruce Campbell, and excluding any real property or premises leasehold interest.

"Operating Agreement" means the Amended and Restated Operating Agreement of the Purchaser in the form attached hereto as Exhibit C.

"PCMC Transferred Assets" means all of the assets, properties and rights of PCMC of whatever nature, tangible or intangible, including without limitation
(i) all office equipment and computer software, (ii) all Proprietary Rights,
(iii) all Contracts listed on Schedule 2.3(b), including the Acquisition Letters of Intent, and (iv) the opportunity to employ Craig Cuden and Louis Morgenier III, and excluding any real property or premises leasehold interests.

"Person" means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

"Proprietary Rights" means all patents, trademarks, service marks, copyrights, trade names, all registrations and applications for any of the foregoing, all business plans, know-how and other intellectual property relating to the Business and all goodwill associated therewith.

"Registration Agreement" means the Joinder to Registration Rights Agreement among the Purchaser and certain of its unitholders in the form attached hereto as Exhibit D.

"Third Party Claim" means a claim or demand made by any person or corporation (other than an Indemnified Party) or any governmental authority or other third party against an Indemnified Party.

"Transferred Assets" means, collectively, the Monsanto Transferred Assets and the PCMC Transferred Assets.


                             	Article II

                	Purchase and Sale of Transferred Assets


Section 2.1	Monsanto Transferred Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall purchase from Monsanto, and Monsanto shall transfer, deliver and assign to the Purchaser, all right, title and interest of Monsanto in and to the Monsanto Transferred Assets, free and clear of all Encumbrances. In consideration of such transfer, the Purchaser shall issue to Monsanto at the Closing a total of 505,320 Class A Units and 52,637 Class B Units.

Section 2.2	PCMC Transferred Assets.  Upon the terms and subject to the
conditions of this Agreement, at the Closing, the Purchaser shall purchase from PCMC, and PCMC shall transfer, deliver and assign to the Purchaser, all right, title and interest of PCMC in and to the PCMC Transferred Assets, free and clear of all Encumbrances. In consideration of such transfer, the Purchaser shall issue to Seal at the Closing a total of 694,680 Class A Units and 72,363 Class B Units.

Section 2.3	Assumed Liabilities.  In connection with the purchase and sale of the Transferred Assets pursuant to Sections 2.1 and 2.2, the Purchaser shall assume only the following liabilities and obligations of the Sellers (collectively, the "Assumed Liabilities"): (i) with respect to Monsanto, the obligations of Monsanto under the Contracts set forth on Schedule 2.3(a) (excluding any liability for breach or non-performance of any of such Contracts existing on or prior to the Closing Date), all employment-related liabilities arising after the Closing Date associated with those employees of Monsanto's physician practice management business who are hired by the Purchases (the "Monsanto Hires"0, and any unused vacation time accrued as of the Closing Date by the Monsanto Hires, (ii) with respect to PCMC, (x) the liabilities reflected on the Latest Balance Sheet in the ordinary course of the Business (which in the aggregate shall not be material), and (z) the obligations of PCMC under the Contracts set forth on Schedule
2.3(b), excluding any liability for breach or non-performance of any of such Contracts existing on or prior to the Closing Date, and (iii) all liabilities and obligations of the Business arising after the Closing Date. The Purchaser does not assume, and shall not be responsible for, any liabilities arising from the conduct of the Business by the Sellers prior to the Closing Date (collectively, the "Excluded Liabilities').

Section 2.4	Further Assurances.  From time to time after the Closing, the
Sellers will execute and deliver to the Purchaser such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments, as may be reasonably requested by the Purchaser or its counsel in order to vest in the Purchaser all right, title and interest of the Sellers and their Affiliates in and to the Transferred Assets and otherwise in order to carry out the purpose and intent of this Agreement.

Section 2.5	Certain Financial Obligations.  All checks and similar instruments issued by the Sellers with respect to the Business that are outstanding on the Closing Date shall be honored by the Sellers upon presentment subsequent to the Closing Date. To the extent that it is not reasonably practicable to cause bills relating to utility charges or real property or other ad valorem taxes or business occupancy taxes associated with the Business to be rendered by the appropriate utilities or governmental authorities as of the Closing Date such utility charges and taxes shall be apportioned as of the Closing Date.
All transfer or similar taxes payable in connection with the purchase and sale of the Monsanto Transferred Assets shall be borne by Monsanto. All transfer or similar taxes payable in connection with the purchase and sale of the PCMC Transferred Assets shall be borne by PCMC.

Section 2.6	Payroll Tax Compliance.  The Purchaser and the Sellers agree to use the alternative procedure set forth in Section 5 of Revenue Procedure 84-77, 1984 Cum. Bull. 753, to treat employees of the Company who are employed by the Purchaser immediately after the Closing Date as having one employer for payroll tax and compliance purposes during the entire calendar year 1998.


                               Article III

                                 Closing

Section 3.1	Closing.  The closing of the purchase and sale of the Transferred
Assets pursuant to Article II (the "Closing") shall be held at the Mt. Kisco, New York offices of Kohlberg at 10:00 a.m. (local time) on the third business day following the satisfaction or waiver of the conditions set forth in
Article VII (the "Closing Date"), or at such other place and time as the Purchaser and the Sellers may mutually agree.

Section 3.2	Deliveries at Closing.  At the Closing, the parties shall make the deliveries described below, provided that the obligation of each to do so shall depend upon the performance by the other parties of their obligations hereunder.

(a)	Each Seller shall deliver, or cause to be delivered, to the Purchaser the following documents and certificates (which shall be in form and substance reasonably satisfactory to the Purchaser):

(i) a Bill of Sale in the form of Exhibit E hereto and such other instruments of transfer and conveyance as shall be effective to vest in the Purchaser good and marketable title to the tangible personal property of such Seller included in the Transferred Assets;

(ii)  a General Assignment in the form of Exhibit F hereto; and

(iii) such other documents as may be reasonably necessary to consummate the transactions contemplated hereby.

(b)	The Purchaser shall deliver to each Seller the following:

(i) the Class A Units and Class B Units issuable pursuant to Sections 2.1 and 2.2;

(ii)  an Assumption Agreement in the form of Exhibit G hereto; and

(iii) such other documents as may be reasonably necessary to consummate the transactions contemplated hereby.


                                Article IV

               Representations and Warranties of the Sellers

Each Seller (severally with respect to itself and not jointly with respect to the other Seller) represents and warrants to the Purchaser as follows (except that the representation and warranty contained in Section 4.6 is being made hereby by PCMC only and not by Monsanto):

Section 4.1	Organization and Qualification. Such Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite power and authority to carry on the Business as now being conducted. Such Seller is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties used in the Business or the nature of the Business makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a Materiel Adverse Effect.

Section 4.2	Corporate Authorization.  The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby are within such Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of such Seller, its directors and stockholders. This Agreement constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally.

Section 4.3	Consents and Approvals.  Except as set forth on Schedule 4.3, the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with or notice to, any governmental or regulatory body, agency or official. Except as set forth on Schedule 4.3, neither the execution, delivery and performance by such Seller of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any regulation applicable to such Seller, or (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, agreement or other instrument or obligation to which such Seller is a party or by which such Seller or any of the Transferred Assets may be bound, excluding in the case of clause (ii) any violations, breaches, or defaults which would not, individually or in the aggregate, have a Material Adverse Effect or for which the Purchaser would not have any material liability following the Closing.

Section 4.4 Litigation. Except as set forth on Schedule 4.4, there are no claims, actions, suits, approvals, investigations, informal objections, complaints or proceedings pending (or to such Seller's knowledge threatened) against such Seller before any court, arbitrator or administrative, governmental or regulatory authority or body for which the Purchaser could have any material liability following the Closing, nor is such Seller subject to any order, judgment, writ, injunction or decree relating to the Business for which the Purchaser could have any material liability following the Closing.

Section 4.5	Compliance with Law.  Except as set forth on Schedule 4.5, such
Seller is in compliance with all material statutes, laws, ordinances, regulations, rules or orders of any foreign, federal, state or local government or any other governmental department or agency (including without limitation all laws and regulations relating to physician practice management, human health and safety and the protection of the environment) and all judgments, decrees or orders of any court applicable to the Business, except where any such violation or failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on
Schedule 4.5, such Seller has and is in compliance in all material respect with all permits, approvals, licenses and franchises from governmental agencies required to conduct the Business.

Section 4.6	Real Property.  Schedule 4.6 sets forth a complete and correct list of all real properties or premises that are utilized by PCMC in connection with the Business, all of which are leased from unrelated third parties. As to each such property, Schedule 4.6 sets forth (i) location,
(ii) lease term, (iii) monthly rental (both base and additional rent), and
(iv) renewal option, if any. PCMC has a valid leasehold interest in each such leased property, free and clear of all liens, charges and similar encumbrances; each such lease is legal, valid and binding in all material respects, as between PCMC and the other party or parties thereto; and PCMC is a tenant or possessor in good standing thereunder, free of any material default or breach and quietly enjoys the premises provided for therein.

Section 4.7	Personal Property.  Except as set forth on Schedule 4.7, such
Seller has good and marketable title to the Transferred Assets to be transferred by such Seller to the Purchaser hereunder, free and clear of all material Encumbrances.

Section 4.8	Intellectual Property.  Such Seller possesses full ownership of
(or, in the case of Monsanto, Monsanto or its employees own or have the valid rights to use) all Proprietary Rights used in the operation of the Business, except where the failure to own or have the right to use such Proprietary Rights would not, individually or in the aggregate, have a Material Adverse Effect. Such Seller is not infringing upon the intellectual property rights of others and has not received any notice of conflict with respect to the intellectual property rights of others except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.9	Material Contracts.  Except as listed on Schedule 4.9, as of the date hereof, such Seller is not a party to or bound by any Contracts relating primarily to or, in the case of PCMC, in any way significantly affecting the operation or ownership of the Business, in each case that are of a type described below:

(i)	any employment contract, consulting contract or any other agreement relating to the employment of labor;

(ii)	any Contract for the purchase or sale of materials, supplies, merchandise, machinery, equipment, parts or other property or services requiring aggregate future payments in excess of $10,000;

(iii)	any Contract relating to the borrowing of money or the guaranty of another person's obligations, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness;

(iv)	any Contract granting any person a lien on all or any part of the assets of the Business;

(v)	any Contract granting to any person a first refusal, first offer or similar preferential right to purchase or acquire any assets of the Business;

(vi)	any Contract under which such Seller is (a) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property or real property, or (b) a lessor of any real property or tangible personal property owned by such Seller, in either case requiring annual payments in excess of $5,000;

(vii)	any Contract limiting, restricting or prohibiting such Seller or any affiliate of such Seller from conducting the Business anywhere in the United States or elsewhere in the world;

(viii)	any Contract that requires the consent or approval of the other party thereto in connection with the transactions contemplated hereby; and

(ix)	any other Contract, whether or not made in the ordinary course of business, which involves payments in excess of $10,000.

Such Seller has provided or made available to the Purchaser a true and complete copy of each such Contract to which it is a party, including all amendments or other modifications thereto. Except as set forth on Schedule 4.9, each such Contract is a valid and binding obligation enforceable in accordance with its terms, and is in full force and effect, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors' rights generally. Except as set forth on Schedule 4.9, such Seller has performed all obligations required to be performed by it under such Contracts and is not in breach or default thereunder, except for breaches or defaults which will not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.10	Brokers.  The Purchaser shall have no liability for any
brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller, except the fees payable to Benedetto Gartland & Co. (BG&C) in an amount equal to $420,000, which amount shall be paid by the Purchaser to BG&C by wire transfer on the Closing Date.


                                 Article V

               Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Sellers as follows:

Section 5.1	Organization and Qualification.  The Purchaser is a limited
liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite limited company power to carry out the transactions contemplated hereby. The Purchaser is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties used in the Business or the nature of the Business makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.2	Corporate Authorization.  The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the limited liability company powers of the Purchaser and have been duly authorized by all necessary action by its managers and unitholders. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally.

Section 5.3	Consents and Approvals.  Except for any required filings and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, or notice to any governmental or regulatory body, agency or official which, if not obtained or made, will prevent, materially delay or materially burden the transactions contemplated by this Agreement. Neither the execution, delivery, and performance by the Purchaser of this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of, any provision of the organizational documents of the Purchaser, or of any material law, statute, rule or regulation applicable to the Purchaser, or (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, agreement or other instrument or obligation to which the Purchaser is a party, or by which its properties or assets may be bound, excluding in the case of clause (ii) any violations, breaches or defaults which would not prevent consummation of the transactions contemplated hereby.

Section 5.4	Litigation.  There are no claims, actions, suits, approvals, investigations, informal objections, complaints or proceedings pending (or to the Purchaser's Knowledge threatened) against the Purchaser before any court, arbitrator, or administrative, governmental or regulatory authority or body, nor is the Purchaser subject to any order, judgment, writ, injunction or decree, except in either case for matters which would not prevent consummation of the transactions contemplated hereby.

Section 5.5	Capitalization.  After giving effect to the transactions
contemplated hereby (giving effect to the Kohlberg investment contemplated by the Funding Agreement and the management investment and options contemplated by Section 6.7), the capitalization of the Purchaser will be as set forth on Exhibit H attached hereto. All of the outstanding equity units of the Purchaser have been validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Other than the options disclosed on Exhibit H, as of the date hereof, there are not outstanding subscriptions, options, warrants, rights, contracts or other arrangements or commitments obligating the Purchaser to issue any equity units or any securities convertible into or exchangeable for such units.

Section 5.6	Brokers.  The Sellers shall have no liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.



                                Article VI

                                 Covenants

Section 6.1	Conduct of Business.  Except as contemplated by this Agreement and except as otherwise consented to in writing by the Purchaser, during the period from the date of this Agreement to the Closing Date, PCMC shall conduct its Business in the ordinary course, and will not intentionally take any actions that would result in a breach of its representations and warranties or that could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, PCMC shall exercise their best efforts to cause the Acquisition Letters of Intent to remain in full force and effect in accordance with their respective terms.

Section 6.2	Filings and Other Actions.  Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Sellers and the Purchaser shall (i) make all required filings with or applications to governmental bodies an approvals, authorizations, waivers and consents of all third parties necessary for the consummation of the transactions contemplated hereby,
(iii) use its reasonable best efforts to oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (iv) use its reasonable best efforts to fulfill all conditions to this Agreement.

Section 6.3	Access to Information; Confidentiality.  From the date hereof to the Closing Date, the Sellers shall, and shall cause their officers, directors, employees and agents to, afford the directors, officers, employees, agents, representatives and advisors of the Purchaser reasonable access at all reasonable times to its officers, employees, agents, properties, books, records and contracts exclusively relating to the Business, and shall furnish the Purchaser all financial, operating and other data and information relating exclusively to the Business as the Purchaser may reasonably request, except as prohibited by law. In addition, PCMC shall cooperate with Kohlberg in facilitating Kohlberg's due diligence investigations of the entities that are subject of the Acquisition Letters of Intent.

Section 6.4	Public Announcements.  The Sellers and the Purchaser shall
consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or contract.

Section 6.5	No Solicitation.  Unless and until this Agreement shall have been terminated pursuant to Section 8.1, none of the Sellers and Seal shall directly or indirectly (through any employee, agent, affiliate or otherwise) enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of its officers, directors, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction. The
Sellers and Seal shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction. The
Sellers and Seal shall notify the Purchaser if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall advise the Purchaser of the contents thereof (and, if an written form, provide the Purchaser with copies thereof).

Section 6.6	Covenant Not to Compete.  Each of the Sellers and Seal agrees that it will not, at any time during the period ending on the third anniversary of the Closing Date (the "Non-Competition Period"), engage directly or indirectly (including through any trust or other entity capitalized, formed or supported by such person or of which such person is a beneficiary or stockholder) in the ownership or operation of any business that offers physician practice management services primarily to physicians who render services primarily in the musculoskeletal field anywhere in the United States or Canada.
Notwithstanding the preceding sentence, either Seller may acquire all or substantially all of the assets or equity of any business with respect to which no more than 25% of such business's revenues for either of its two preceding fiscal years were derived from operations of a physician practice management business primarily in the musculoskeletal field, provided that such Seller shall use its reasonable best efforts to sell such competing business within 12 months of its acquisition. During the Non-Competition Period, the Sellers and Seal shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Purchaser to leave the employ of the Purchaser, or (ii) induce or attempt to induce any affiliated physician or chiropractor to withdraw, curtail or cease doing business with the Purchaser. If the final judgement of a court of competent jurisdiction declares that any term or provision of this Section 6.6 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the terms or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall thereunder be enforceable as so modified.

Section 6.7	Management Investment and Options.  In connection with the
Closing, the Purchaser will offer to Messrs. Campbell and Morgenier the opportunity to purchase 70,000 and 10,000 Class A Units at a purchase price of $2.50 per unit, respectively, and will offer to Mr. Cuden the opportunity to purchase 16,667 Class B Units at a purchase price of $1.50 per unit. In addition, members of the combined senior management of the Purchaser, including Messrs. Campbell, Morgenier and Cuden, will be granted options to purchase that number of Class B Units set forth on Exhibit H hereto at an exercise price of $2.50 per unit, which options will be evidenced by Unit Option Agreements in the form of Exhibit I hereto.

Section 6.8	Notice of Certain Events.  The Purchaser (which for purposes of this Section 6.8 shall include any successor entity) shall give BG&C at least five days' prior written notice, in the manner provided for in Section 10.3, of the occurrence, subsequent to the Closing, of (i) any direct or indirect sale or other disposition of all or any material portion of any debt or equity interests (or options, warrants or other rights relating thereto) in, or the assets of, the Purchaser, including, without limitation, by means of merger, consolidation, exchange or recapitalization, (ii) the direct or indirect redemption or repurchase, by the Purchaser or any of its Affiliates, of all or any material portion of the debt or equity interests in the Purchaser
(or options, warrants or other rights relating thereto), or (iii) the initial public offering of debt or equity securities (or options, warrants or other rights relating thereto) of the Purchaser, or any other event involving the realization of gain by Monsanto, Kohlberg, Seal or any of their respective Affiliates (or any assignees of any of the foregoing) on their investments in the Purchaser or the ability to liquidate such investment. Such notice shall include a brief description of the material terms of such event and shall be given to BG&C at its offices at 1330 Avenue of the Americas, New
York, New York, 10019, fax number (212) 26208708, attention: John Rydzewski, or such other address or fax number as may be specified in writing by BG&C from time to time. The parties hereto acknowledge that the Purchaser's agreement to provide notices as provided in this Section 6.8 shall not give rise to any liability on the part of the Purchaser whatsoever, including with respect to any additional brokerage, finders or other fee to which BG&C may be entitled from Monsanto.

Section 6.9.	Physician Practice Groups.  PCMC shall use its reasonable best efforts, and Camber and Kohlberg shall use their reasonable best efforts to assist PCMC, to enter into definitive purchase agreements or binding letters of intent as contemplated by Section 7.2(f).


                            	Article VII

                       	Conditions to Closing

Section 7.1	Conditions to Each Party's Obligation.  The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

(a)	No Legal Prohibition.  No statute, rule, regulation or order shall be enacted, promulgated, entered or enforced by any court or governmental authority which would prohibit consummation by such party of the transactions contemplated hereby.

(b)	HSR Act.  Any applicable waiting period under the HSR Act shall have expired or been terminated.

(c)	No Injunction.  Such party shall not be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the transactions contemplated hereby.

(d)	Operating Agreement.  The Operating Agreement shall have been executed and delivered by the parties thereto.

Section 7.2	Conditions to Obligation of the Purchaser.  The obligation of the
Purchaser to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions:

(a)	Representations and Covenants.  The representations and warranties of the
Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(b)	Approvals.  All governmental and material third party approvals, consents, permits, waivers or releases necessary for consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to the Purchaser.

(c)	Absence of Material Adverse Change.  There shall have been no material adverse change in the business, operations or financial condition of the Sellers' Business (it being understood that no resignation of any employees other than Messrs. Campbell, Morgenier or Cuden shall be deemed a material adverse change).

(d)	Accounts Receivable Facility.  The Purchaser shall have entered into an accounts receivable financing facility on terms and conditions satisfactory to the Purchaser and Kohlberg or satisfactory progress has been made towards the establishment of such a facility.

(e)	Management Investment.  Messrs. Campbell, Morgenier and Cuden shall have made the investments contemplated by Section 6.7 and the Purchaser shall have entered into employment agreements with Messrs. Campbell, Morgenier and Cuden in substantially the form of Exhibit J hereto.

(f)	Physician Practice Groups.  PCMC shall have entered into definitive purchase agreements, or binding letters of intent containing substantial details regarding the terms to be contained in the definitive purchase agreements, in each case reasonably satisfactory to Camber, with respect to the acquisition of Arrowhead Management, Inc. ("Arrowhead") and the Tannenbaum Chiropractic Centers ("Tannenbaum"), or in lieu of either Arrowhead or Tannenbaum, one or more alternate physician practice groups of comparable size and otherwise satisfactory to Camber.


Section 7.3	   Conditions to Obligation of the Sellers.  The obligation of the
Sellers to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions:

(a)	Representations and Covenants.  The representations and warranties of the
Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

(b)	Approvals.  All governmental approvals, consents, permits, waivers or releases necessary for consummation of the transactions contemplated by this Agreement which, if not obtained, would result in a material liability to the Sellers shall have been obtained in form and substance reasonably satisfactory to the Sellers.

(c)	Absence of Material Adverse Change.  There shall have been no material adverse change in the business, operations or financial condition of Purchaser's Business (it being understood that no resignation of any employee shall be deemed a material adverse change).

(d)	Kohlberg Funding.  The Funding Agreement shall remain in full force and effect.

(e)	Registration Agreement.  The Purchaser shall have executed and delivered the Registration Agreement.


                             Article VIII

                             Termination

Section 8.1	Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	By mutual written consent of the Purchaser and the Sellers.

(b)	By the Sellers: (i) if the Closing Date shall not have occurred on or before October 31, 1998 other than as a result of a breach by the Sellers of their representations, warranties or other obligations hereunder, or (ii) if, prior to the Closing Date, the Purchaser fails to perform in any material respect any of its obligations under this Agreement after notice and a reasonable opportunity to cure such failure.

(c)	By the Purchaser: (i) if the Closing Date shall not have occurred on or before December 31, 1998 other than as a result of a breach by the Purchaser of its representations, warranties or other obligations hereunder, or (ii) if, prior to the Closing Date, the Sellers fail to perform in any material respect any of their obligations under this Agreement after notice and a reasonable opportunity to cure such failure.

Section 8.2	Effect of Termination.  In the event of termination of this
Agreement by the Purchaser or the Sellers as provided in Section 8.1 hereof, all obligations of the parties under this Agreement shall terminate without liability of any party to any other party, except (i) that the obligations set forth in Sections 6.4 and 10.8 of this Agreement shall survive any such termination and (ii) for liability for fraud or intentional breach of this Agreement.


                               Article IX

                             Indemnification

Section 9.1	Survival of Representations, Warranties, Covenants and Agreements.
The representations, warranties, covenants and agreements of the parties set forth herein shall survive the execution and delivery of this Agreement and the Closing.

Section 9.2	Obligation of the Sellers to Indemnify.  Subject to the limitations contained in Section 9.4, each Seller shall indemnify and hold harmless the
Purchaser (and its directors, officers, employees, affiliates, successors and assigns) from and against all Losses based upon or arising out of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of such Seller contained in this Agreement or in any document or other instrument required to be delivered by it hereunder, and (ii) the
Excluded Liabilities of such Seller.  Seal and PCMC shall be jointly and severally liable with respect to PCMC's obligations pursuant to this
Section 9.2.

Section 9.3	Obligation of the Purchaser to Indemnify.  The Purchaser agrees to indemnify, defend and hold harmless the Sellers from and against all Losses based upon or arising out of (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or in any document or other instrument delivered hereunder, and
(ii) the Assumed Liabilities.

Section 9.4	Limitations of Indemnity.  Notwithstanding the foregoing, (i) no claim for indemnification shall be asserted with respect to any single Loss in an amount less than $5,000 (it being understood that all Losses arising from the same operative facts and circumstances shall be deemed a single aggregate Loss); (ii) no amounts shall be payable under this Article IX unless and until the aggregate amount otherwise payable in the absence of this clause exceeds $50,000, in which event all amounts in excess of such amount
(but only such amounts in excess) shall be due: (iii) in no event shall the Sellers be liable for indemnification hereunder in an amount in excess of $1,300,000 in the case of Monsanto and $1,800,000 in the case of PCMC; and
(iv) no claim for indemnification under this Article IX for breaches of representations and warranties shall first be asserted after the first anniversary of the Closing Date.

Section 9.5	Procedure for Indemnification Claims.

(a)	Any Indemnified Party asserting a right of indemnification provided for under this Article IX in respect of a Third Party Claim shall notify the Indemnifying Party in writing of the Third Party Claim within ten business days after receipt by such Indemnified Party of written notice of the Third Party Claim. As part of such notice, the Indemnified Party shall furnish the Indemnifying Party with copies of any pleadings, correspondence or other documents relating thereto that are in the Indemnified Party's possession. The Indemnified Party's failure to notify the Indemnifying Part of any such matter within the time frame specified above shall not release the Indemnifying Party, in whole or in part, from its obligations under this Article IX except to the extent that the Indemnifying Party's ability to defend against such claim is actually prejudiced thereby. The Indemnifying Party agreed (and, at such time as the Indemnifying Party acknowledges its liability under this Article
IX with respect to such Third Party Claim, the Indemnifying Party shall have the sole and exclusive right) to defend against, settle or compromise such Third Party Claim at the expense of such Indemnifying Party. The Indemnified Party shall have the right (but not the obligation) to participate in the defense of such claim through counsel selected by it, which counsel shall be at the Indemnified Party's expense to the extent that the Indemnifying Party ahs assumed the defense of such claim unless counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party due to an actual or potential conflict of interest, in which case such counsel shall be at the Indemnifying Party's expense. In no event shall the Indemnifying Parties be liable hereunder for the fees and expenses of more than one law firm or counsel representing the Indemnified Parties in connection with such Third Party Claim. The Indemnified Party shall cooperate with the Indemnifying Party and provide such assistance at the Indemnifying Party's expense as the Indemnifying Party may reasonably request in connection with the defense of such claim, including buy not limited to providing the Indemnifying Party access to and use of all relevant corporate records and making available its officers and employees for depositions, other pre-trial discovery and as witnesses at trial, if required. If the Indemnifying Party refuses to acknowledge its liability under this Article IX with respect to such Third Party Claim, then the Indemnified Party shall have the right to control the defense of such Third Party Claim and shall have the right, without the Indemnifying Party's consent, to settle or compromise such Third Party Claim.

(b)	In the event of any claim for indemnification hereunder that is not a
Third Party Claim, the Indemnified Party shall give reasonable notice thereof to the Indemnifying Party and shall afford the Indemnifying Party access to all relevant corporate records and other information in its possession relating thereto.

(c)	If an Indemnifying Party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, subject to the limitations set forth in Section 9.4, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten days following receipt by the Indemnifying Party of written demand from the Indemnified Party. The Purchaser shall have the right (but not the obligation) to satisfy any such claims for indemnification against a Seller that have not been paid within such ten days by canceling Class A Units and Class B Units issued to such Seller hereunder, in each case valued at $2.50 per Class A Unit and $1.50 per Class B Unit.

Section 9.6	Exclusive Remedy.  The provisions for indemnification set forth in this Article IX are the exclusive remedies of the parties arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud or intentional breach of this Agreement).


                                Article X

                            General Provisions

Section 10.1	Severability.  If any provision of this Agreement, or the
application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, places or circumstances, shall remain in full force and effect.

Section 10.2	Waiver.  With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

Section 10.3	Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed duly given upon actual receipt, if delivered personally or by telex, telegram or telecopy; or five days following deposit in the United States mail, if deposited with postage pre-paid, return receipt requested and addressed to such address as may be specified in writing by the relevant party from time to time, and which shall initially be as follows:

(a)	If to the Purchaser:

Camber Companies, LLC
102 Woodmont Boulevard
Suite 320
Nashville, TN 37205

Attn: John F. Jacques
Fax: (615) 463-7671

with a copy to:

Brownstein Hyatt Farber & Strickland, P.C.
410 Seventeenth Street, 22nd Floor
Denver, Colorado 80202-4437
Attention:  John R. Garrett, Esq.
Fax: (303) 623-1956

(b)	If to Monsanto:

Monsanto Company
800 North Lindbergh Boulevard
St. Louis, MO 63167
Attn: Jan S. Wolpert
Fax: (314) 694-4360

with copies to:

Monsanto Company
800 North Lindbergh Blvd.
St. Louis, MO 63167
Attn:  General Counsel
Fax:  (314) 694-2594

and

Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attn:  R. Scott Falk, Esq.
Fax:  (312) 861-2200

(c)	If to PCMC or Seal:

Primary Care Medical Centers of America, Inc.
125 Worth Avenue, Suite 314
Palm Beach, FL 33480
Attn:  Thomas M. Ferguson
Fax:  (561) 833-6628

with a copy to:

Bronson, Bronson & McKinnon LLP
505 Montgomery Street
San Francisco, CA 94111
Attn:  Richard P. Walker, Esq.
Fax:  (415) 982-1394

(d)	If to Kohlberg to:

Kohlberg & Company, LLC
111 Radio Circle
Mt. Kisco, NY 10549
Attn:  Christopher Lacovara
Fax:  (914) 241-7476

with a copy to:

Brownstein Hyatt Farber & Strickland, P.C.
410 Seventeenth Street, 22nd Floor
Denver, Colorado 80202-4437
Attention:  John R. Garrett, Esq.
Fax: (303) 623-1956


No objection may be made to the manner of delivery of any notice or other communication in writing actually received by a party.

Section 10.4	Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the choice of laws provisions of New York or any other jurisdiction.

Section 10.5	Entire Agreement.  This Agreement (including the attached
exhibits and schedules) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes any prior agreement or understanding, whether written and oral, among the parties or between any of them with respect to the subject matter of this Agreement.

Section 10.6	Amendment and Assignment.  This Agreement may be amended only by a written agreement signed by all of the parties. Neither the rights nor the obligations of any party to this Agreement may be transferred or assigned.
Any purported assignment of this Agreement shall be null, void and of no effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors. Each party intends that this Agreement shall not benefit or create any right or cause of action in any person other than the parties or as specifically expressed in this Agreement, including without limitation BG&C's rights to receive the payment contemplated by Section 4.10 and the notices contemplated by Section 6.8.

Section 10.7	Counterparts.  This Agreement may be executed in one or more counterparts, each of which independently shall be deemed to be an original and all of which taken together shall constitute one instrument.

Section 10.8	Expenses.  Each party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants (except as expressly set forth in Section 4.10).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

CAMBER COMPANIES, LLC

By:     /s/ John F. Jacques
Title:      Chairman/CEO


MONSANTO COMPANY

By:	  /s/ Jan S. Wolpert
Title:      VP, Venture Capital


SEAL HOLDINGS CORPORATION

By:     /s/ Thomas M. Ferguson
Title:      Chairman/CEO


PRIMARY CARE MEDICAL CENTERS OF AMERICA, INC.

By:     /s/ Thomas M. Ferguson
Title:      Chairman/CEO


KOHLBERG & COMPANY, L.L.C.

By:     /s/ Christopher Lacovara
Title:      Partner